March 4, 2026

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of Form 8-K of WhiteHorse Finance, Inc. dated March 4, 2026 and are in agreement with those statements.

/s/ Crowe LLP

Crowe LLP

Costa Mesa, California

cc:	Mr. Rick Puckett

Audit Committee Chairman

WhiteHorse Finance, Inc.